Solar Thin Films, Inc. Receives $12,300,000 Order From Grupo Unisolar, S.A.

DIX HILLS, NY, April 17, 2008 (MARKET WIRE) -- Solar Thin Films, Inc. (OTCBB: SLTN) today announced that it has received an order from Grupo Unisolar, S.A. (“Grupo Unisolar”) to build a 5MW turn-key a-SI Module thin film photovoltaic manufacturing plant. The facility, which will be based in Spain, will be sold to Grupo Unisolar for an aggregate purchase price of $12,300,000. In connection with the sale of the plant, the Company also agreed to provide certain installation and testing services to Grupo Unisolar. Solar Thin Films CEO, Peter Lewis, stated “we are delighted to be associated with Grupo Unisolar. Our thin film technology presents a solution that is both cost effective and environmentally friendly.”

About Solar Thin Films, Inc.

Solar Thin Films (www.solarthinfilms.com) develops, manufactures and markets a complete  line of manufacturing equipment for the production of "thin-film" amorphous silicon and  CIGS photovoltaic ("PV") modules, together with a wholly owned subsidiary based in  Budapest, Hungary. Personnel associated with the company have been responsible for the  setup of 14 thin-film photovoltaic factories worldwide. The Company sells equipment and  turnkey systems to customers including EPV Solar (Hamilton, NJ, USA) and CG Solar  (Weihai, China). Management believes that its line of cost-effective thin-film photovoltaic  manufacturing equipment positions the Company to take advantage of the rapidly growing  demand for solar modules and an expected market shift towards "thin film" PV modules as  part of a cost effective, "clean technology" energy solution.

About Grupo Unisolar, S.A.

Grupo Unisolar, S.A. is a corporation organized and in good standing under the laws of Spain. The Company's largest shareholder is Itelsa, S.L., which was formed in 1982. Itelsa has worked together with some of the largest manufacturers in the renewable energies industry, such as BP-Solar, AEG, Siemens, Chronar, Arco, Helio, Solarex, Made, and Isofoton. Itelsa has had more than 3,000 PV and 800 thermal installations and is considered a pioneer in the solar sector within Spain. Grupo Unisolar's Corporate Brochure (in English) can be accessed through the following link: http://www.grupounisolar.com/docs/Grupo%20Unisolar%20-%20Corporate%20brochure%20v2007-10-03.pdf

Forward-Looking Safe Harbor Statement

Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital, and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-KSB, 10-QSB, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

For Solar Thin Films, Inc.
Corporate Communications Group, Inc.

SOURCE: Solar Thin Films, Inc.